EX-99.B11(b)

                        [LETTERHEAD OF ERNST & YOUNG LLP]


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights", "Independent Accountants", and "Service Providers" in Post-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 3 under the Investment Company Act of 1940 to the Registration Statement
(Form N-1A, No. 333-63753) and related Prospectus and Statement of Additional Information of The Dessauer Global Equity Fund and to the incorporation by reference therein of our report dated May 5, 1999, with respect to the financial statements and financial highlights included in the Annual Report for the year ended March 31, 1999 filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


Los Angeles, California

July 14, 1999